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Ex12

                                  IDACORP, Inc.
                       Consolidated Financial Information
                       Ratio of Earnings to Fixed Charges

                                                                                                        Twelve Months
                                            Twelve Months Ended December 31,                               Ended
                                                 (Thousands of Dollars)                                   September 30,
                                           1995         1996         1997         1998        1999         2000
Earnings, as defined:
  Income before  income taxes           $ 127,342   $  135,247   $  133,570    $ 133,806   $ 137,021    $ 204,170
  Adjust for distributed income of
  equity investees                         (2,058)      (1,413)      (3,943)      (4,697)       (837)      (2,431)
  Equity in loss of equity method               0            0            0          458         435          245
  investments
  Minority interest in losses of
  majority owned subsidiaries                   0            0            0         (125)        (37)        (609)
  Fixed charges, as below                  70,215       70,418       69,634       69,923      72,243       72,468
     Total earnings, as defined         $ 195,499   $  204,252   $  199,261    $ 199,365   $ 208,825    $ 273,843

Fixed charges, as defined:
  Interest charges                      $  56,456   $   57,348   $   60,761    $  60,677   $  62,975    $  62,682
  Preferred stock dividends of
  subsidiaries-
     gross up-IDACORP rate                 12,834       12,079        7,891        8,445       8,313        8,854
  Rental interest factor                      925          991          982          801         955          932

     Total fixed charges, as defined    $  70,215   $   70,418   $   69,634    $  69,923   $  72,243    $  72,468

Ratio of earnings to fixed charges          2.78x        2.90x        2.86x        2.85x       2.89x        3.78x

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